Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

FTAI Infrastructure Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	457(h)(1), 457(c)	29,985,000	$2.76(4)	$82,758,600.00	$0.0001102	$9,120.00
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(2)	457(h)(1)	5,434,783	$2.77(5)	$15,054,348.91	$0.0001102	$1,658.99
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(3)	457(h)(1)	336,862	$2.77(5)	$933,107.74	$0.0001102	$102.83
Fees Previously Paid	—	—	—	—	—	—	—	—
Total Offering Amounts						$98,746,056.65	0.0001102	$10,881.82
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$10,881.82

(1)
Represents 29,985,000 shares of common stock, par value $0.01 per share (the “common stock”), of FTAI Infrastructure Inc. (the “Company”) available as of the date hereof for issuance under the FTAI Infrastructure Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of the Company’s outstanding shares of common stock.

(2)
Represents 5,434,783 shares of common stock of the Company that would be issued upon the exercise of outstanding options granted under the Plan. Pursuant to Rule 416(a) under the Securities Act, the amount to be registered also includes an indeterminate number of additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of the Company’s outstanding shares of common stock.

(3)
Represents 336,862 shares of common stock of the Company that may be offered for resale from time to time pursuant to this registration statement by the stockholders described herein, which shares (i) have been or may be issued under the Plan (including, without limitation, in connection with the exercise of options) or (ii) would be issued upon the exercise of options granted in connection with the spin-off of the Company from FTAI Aviation Ltd. (f/k/a Fortress Transportation and Infrastructure Investors LLC) on May 15, 2013. Pursuant to Rule 416(a) under the Securities Act, the amount to be registered also includes an indeterminate number of additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of the Company’s outstanding shares of common stock.

(4)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rules 457(h)(1) and 457(c) of the Securities Act, based upon the average of the high and low prices of the Company’s common stock on November 11, 2022, as reported by the Nasdaq Global Select Market, which was $2.76.

(5)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(l). The price of $2.77 per share of Common stock represents the weighted average of the exercise prices for the outstanding options as of November 18, 2020.

Carry Forward Securities

N/A

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A